Exhibit 10.3

ALLEN & GLEDHILL

Dated 27 June 2019

KBS US PRIME PROPERTY MANAGEMENT PTE. LTD.
(in its capacity as the manager of Prime US REIT)
(Company Registration No. 201825461R)

and

KBS REIT PROPERTIES III LLC

SUBSCRIPTION AGREEMENT

Allen & Gledhill LLP
One Marina Boulevard #28-00 Singapore 018989
Tel: +65 6890 7188 | Fax +65 6327 3800

allenandgledhill.com

i

This Agreement is made on 27 June 2019 between:

(1)
KBS US PRIME PROPERTY MANAGEMENT PTE. LTD., a company established and validly existing under the laws of Singapore and having its principal place of business at 1 Raffles Place, #40-01 One Raffles Place, Singapore 048616, in its capacity as the manager (the “Manager”) of Prime US REIT; and

(2)
KBS REIT Properties III LLC, a company organised and validly existing under the laws of the State of Delaware and having its principal place of business at 800 Newport Center Drive, Suite 700, Newport Beach, California 92660 (the “Investor”).

Whereas:

(A)
The Manager is proposing to offer for subscription units in Prime US REIT (“Units”) by way of (i) an international placement to investors, including institutional and other investors in Singapore (the “Placement") and (ii) an offering to the public in Singapore (the “Public Offer” and together with the Placement, the “IPO”), subject to an over-allotment option in connection with the IPO. In connection with the IPO, the Manager is expected to enter into a placement agreement in relation to the Placement and a Singapore offer agreement in relation to the Public Offer (the “Singapore Offer Agreement” and collectively, the “Underwriting Agreements”) with DBS Bank Ltd., Merrill Lynch (Singapore) Pte. Ltd., China International Capital Corporation (Singapore) Pte. Limited, Credit Suisse (Singapore) Limited, Maybank Kim Eng Securities Pte. Ltd., and Oversea-Chinese Banking Corporation Limited (collectively, the “Underwriters”) pursuant to which, the Underwriters will, severally but not jointly, agree to procure the subscription and payment for, or failing which, will subscribe and pay for, the Units offered under the IPO (“IPO Units”), subject to and on the terms of the Underwriting Agreements.

(B)
Separate from but concurrently with the IPO, the Manager has agreed to issue, and the Investor has agreed to subscribe and pay for, 228,408,999 Units (the “Subscription Units”) for a total consideration of US$200,999,919 (the “Subscription Amount”) on the terms and subject to the conditions set out in this Agreement.

(C)	The Manager and the Investor wish to record the arrangements agreed between them for the subscription and payment of the Subscription Units.
It is agreed as follows:

1.	Definitions and Interpretation

1.1	In this Agreement, except to the extent that the context requires otherwise:
“Advisory Group” has the meaning ascribed to it in Clause 6.1.7(i);
“affiliate” has the meaning specified in Regulation D under the US Securities Act;
“associate” means:

(i)	in relation to any director, chief executive officer, or controlling shareholder of the Manager, or controlling unitholder of Prime US REIT (being an individual), means:

(a)	his immediate family (i.e. his spouse, child, adopted child, step-child, sibling or parent);

(b)	the trustees of any trust of which he or his immediate family is a beneficiary or, in the case of discretionary trust, is a discretionary object; and

(c)	any company in which he and his immediate family together (directly or indirectly) have an interest of 30.0% or more; and

(ii)
in relation to the controlling shareholder of the Manager, or the Manager, the Trustee or controlling unitholder of Prime US REIT (being a company) means any other company which is its subsidiary or holding company, or is a subsidiary of such holding company, or one in the equity of which it and/or such other company or companies taken together (directly or indirectly) have an interest of 30.0% or more;

“Back-Stop Date” has the meaning ascribed to it in Clause 4.3;
“Business Day” means any day (other than a Saturday, Sunday or gazetted public holiday) on which commercial banks are generally open for business in Singapore and the SGX-ST is open for trading;
“Contracts (Rights of Third Parties) Act” means the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore;
“controlling shareholder” means a person who:

(i)	holds directly or indirectly 15% or more of the total number of issued shares excluding treasury shares in the Manager, unless determined otherwise by the SGX-ST; or

(ii)	in fact exercises control over the Manager;
“controlling unitholder” means a person who:

(i)	holds directly or indirectly 15% or more of the nominal amount of all voting units in Prime US REIT, unless determined otherwise by MAS; or

(ii)	in fact exercises control over Prime US REIT;
“Final Prospectus” means the prospectus to be issued by the Manager and registered by MAS in connection with the IPO;
“Investment Company Act” means the United States Investment Company Act of 1940, as amended;
“Investor Group” means the Investor, its subsidiaries, its holding companies, subsidiaries of such holding companies and companies in the equity of which the Investor and/or such other company or companies taken together (directly or indirectly) have an interest of 30.0% or more;
“IPO” has the meaning ascribed to it in Recital (A);
“IPO Price” means the issue price per IPO Unit to be paid by the investors under the IPO;
“IPO Settlement Date” means the date and time on which the IPO Units are issued under the IPO;

“IPO Units” has the meaning ascribed to it in Recital (A);
“IRC” means the United States Internal Revenue Code of 1986, as amended;
“Listing” means the listing of, and quotation for, the Units (including among others, the IPO Units and the Subscription Units) on the SGX-ST;
“MAS” means Monetary Authority of Singapore;
“Notice” has the meaning ascribed to it in Clause 10.2;
“Parties” means the parties to this Agreement, being the Manager and the Investor, and
“Party” means either of them;
“Placement” has the meaning ascribed to it in Recital (A);
“Prospectus” means the preliminary prospectus and the Final Prospectus to be issued by the Manager in connection with the IPO, including any amendments or supplements thereto, lodged with or (as the case may be) registered by MAS;
“Public Offer” has the meaning ascribed to it in Recital (A);
“Regulation D” means Regulation D under the US Securities Act;
“Regulation S” means Regulation S under the US Securities Act;
“Relevant Group” has the meaning ascribed to it in Clause 6.1.7(i);
“Set-Off Agreement” has the meaning ascribed to it in Clause 4.1;
“SFA” means the Securities and Futures Act (Chapter 289 of Singapore);
“SGX-ST” means Singapore Exchange Securities Trading Limited;
“SIBOR” means Singapore Interbank Offered Rate;
“Sponsor” means KBS Asia Partners Pte. Ltd.;
“Subscription Amount” means the amount payable by the Investor for the Subscription Units;
“Subscription Units” has the meaning ascribed to it in Recital (B);
“this Agreement” means this subscription agreement made between the Manager and the Investor on the date hereof as may be amended, modified or supplemented from time to time and any document which is supplemental hereto;
“Termination Event” has the meaning ascribed to it in Clause 4.3;
“Trust Deed” means the trust deed constituting Prime US REIT and any amendments, restatements and supplements thereto;
“Trustee” means DBS Trustee Limited, as trustee of Prime US REIT;
“Underwriters” has the meaning ascribed to it in Recital (A);
“Underwriting Agreements” has the meaning ascribed to it in Recital (A); “Units” has the meaning ascribed to it in Recital (A);

“US$” or “US dollars” means the legal currency of the United States; and
“US Securities Act” means the United States Securities Act of 1933, as amended.

1.2	Headings, Clauses etc.
The headings of this Agreement are inserted for reference only and shall be ignored in construing this Agreement. Unless the context otherwise requires, words (including words defined in this Agreement) denoting the singular shall include the plural and vice versa. References to a statute shall be deemed to be references to that statute as from time to time amended or re-enacted. The words “written” and “in writing” include any means of visible reproduction. References to this Agreement include any recitals and references to “Clauses” are to clauses of this Agreement. Any reference to a sub-clause is a reference to a sub-clause of the clause in which such reference appears. References to dates and times are to Singapore dates and times.

2.	Investment

2.1
The Manager hereby agrees to issue, on the IPO Settlement Date, and the Investor, relying on the Manager’s representations, warranties and undertakings set out in Clause 7, hereby agrees to subscribe and pay for all, and not some only, of the Subscription Units at a price per Subscription Unit equal to the IPO Price, on the terms and subject to the conditions of this Agreement. The Manager will notify the Investor of the IPO Price as soon as reasonably practicable upon its determination. For the avoidance of doubt, the Manager and the Underwriters shall have absolute discretion to change or adjust (i) the number of IPO Units, and (ii) the allocation of IPO Units between the Placement and the Public Offer.

2.2
It is a condition of this Agreement that the Investor shall pay the aggregate IPO Price for the Subscription Units in full in accordance with Clause 4.1, failing which the Investor shall be deemed to have committed a material breach of this Agreement.

2.3	The total consideration payable by the Investor for the Subscription Units will be an amount in US dollars calculated by multiplying the number of Subscription Units by the IPO Price.

2.4
The Investor agrees to provide, immediately at the request of the Manager and/or the Underwriters, evidence satisfactory to the Manager and the Underwriters that the Investor has sufficient funds for the purpose of meeting its obligation described in Clause 4.1.

2.5
The Subscription Units will, when delivered, be fully paid and free from all options, liens, charges, mortgages, pledges, claims, equities, encumbrances and other third party rights and shall rank pari passu with the other Units then in issue and to be listed on the SGX- ST.

2.6	The Investor agrees that the Underwriters shall have the unconditional right under the Contracts (Rights of Third Parties) Act to enforce the provisions of and rely on this Clause 2.

3.	Conditions
The rights and obligations of each Party are conditional upon:

(i)
the receipt of the eligibility-to-list letter from the SGX-ST approving, among others, the listing of, and quotation for, the Units (including among others, the IPO Units and the Subscription Units) on the SGX-ST;

(ii)	the registration of the Final Prospectus by MAS;

(iii)	the entry into each of the Underwriting Agreements by the parties thereto; and

(iv)	each of the Underwriting Agreements not having been terminated pursuant to its terms on or prior to the IPO Settlement Date.

4.	Payment

4.1
The total consideration payable by the Investor for the Subscription Units referred to in Clause 2.3 shall be deemed to have been received by the Trustee upon the terms set forth in Clause 2.2 of the Set-Off Agreement by and among the Investor, the Trustee, the Manager and the parties named therein dated as 27 June 2019 (the “Set-Off Agreement”). The Investor will not be entitled to any interest which may accrue in relation to such deemed payment.

4.2	[Deleted]

4.3
If, for any reason, (i) the IPO Units and the Subscription Units are not listed on the SGX- ST on or before 2.00 p.m. on the date falling 120 calendar days after the date of this Agreement (or such other time and date as is agreed between the Manager and the Underwriters) (the “Back-Stop Date”) or (ii) any of the Underwriting Agreements is terminated pursuant to its terms on or before such time on or prior to the Back-Stop Date (each, a “Termination Event”), the obligations of the Investor to subscribe for and the Manager’s obligation to allot or procure the allotment of the Subscription Units shall cease and if at the time of the Termination Event, the deemed payment for the Subscription Units has been made pursuant to Clause 4.1 and:

4.3.1
if the Subscription Units have not been validly allotted and issued to the Investor, the Manager will procure the Trustee to return to the Investor the amount deemed received from the Investor pursuant to Clause 4.1 without any interest thereon and without deduction for any fees and/or expenses; or

4.3.2
if the Subscription Units have been validly allotted and issued to the Investor pursuant to Clause 5 of this Agreement, the Manager will procure that such Subscription Units be redeemed at a price equal to the IPO Price and without deduction for any fees and/or expenses, and the Investor shall do all things to assist to cancel and/or return or procure the cancellation and/or return of the Subscription Units to the Manager, in each case within seven Business Days from the date of the Termination Event.

4.4
All payments under this Agreement will be made without deduction or withholding for or on account of any taxes, duties or levies (including but not limited to any taxes, duties or levies on the supply of goods and services). If either Party is required by law to deduct or withhold any such taxes, duties or levies, such Party will pay such additional amounts as will be necessary in order that the net amounts received by the other Party after such deduction or withholding will equal the amounts which would have been receivable by the other Party (as the case may be) had no such deduction or withholding been required to be made.

5.	Delivery

5.1
Subject to Clause 5.2 and on the condition that the Investor has complied fully with, and is not in breach of, its obligations referred to in Clause 4.1 and its representations, warranties, acknowledgments and undertakings in this Agreement, the Manager will, on the IPO Settlement Date, credit or procure to be credited, the Subscription Units to such account opened by the Investor with The Central Depository (Pte) Limited (or to a sub- account opened by the Investor with its depository agent (as defined under the Securities and Futures Act, Chapter 289 of Singapore)), the account details of which the Investor will furnish in writing to the Manager or the Underwriters (as the Manager may direct) no later than 5.00 p.m. on the day falling five Business Days immediately prior to the IPO Settlement Date.

5.2
If the Investor fails to comply with its representations, warranties and undertakings in this Agreement other than Clause 4.1, the Manager reserves the right to terminate this Agreement (in consultation with the Underwriters) without any liability on the part of the Manager or the Underwriters to the Investor. In such event, all obligations and liabilities of the Manager under this Agreement shall cease and terminate (but without prejudice to any claim which the Manager or the Underwriters may have against the Investor arising out of its failure to comply with its representations, warranties and obligations under this Agreement).

5.3	The Investor agrees that the Underwriters shall have the unconditional right under the Contracts (Rights of Third Parties) Act to enforce the provisions of and rely on this Clause 5.

6.	Investor’s Representations, Warranties, Acknowledgements and Undertakings

6.1
As a condition of the agreement by the Manager to issue the Subscription Units to the Investor, and in consideration thereof, the Investor represents and warrants to and undertakes to the Manager and acknowledges and agrees that:

6.1.1	the Investor is duly organised and is validly existing as a limited liability company under the laws of the State of Delaware;

6.1.2	the Investor has the legal right and full power and authority to enter into and perform its obligations under this Agreement and all transactions contemplated under this Agreement;

6.1.3
it has obtained all approvals and consents necessary for its entry into and the discharge of its duties and obligations under this Agreement, the ownership by the Investor of the Subscription Units agreed to be subscribed and paid for by the Investor and the performance and consummation of all transactions contemplated under this Agreement;

6.1.4
the execution and delivery of, and the performance by the Investor of its obligations under, this Agreement, the ownership by the Investor of the Subscription Units agreed to be subscribed and paid for by the Investor, and all transactions contemplated under this Agreement:

(i)	have been duly authorised by all action required by any applicable laws and regulations;

(ii)	will not result in a breach of any provision of its certificate of formation, limited liability company agreement or any other constitutive documents;

(iii)	will not violate any order, judgment, award or decree of any court, arbitrator or governmental authority binding on or applicable to it or its assets;

(iv)	will not contravene any existing law, rule or regulation of any governmental agency or regulatory body or which is binding on or applicable to it or its assets; and

(v)
will not infringe in any material respect or result in any breach in any material respect of, any of the terms of, or constitute a default in any material respect under, any agreement, instrument or other obligation to which it is a party or it or its assets are subject;

6.1.5	there are no:

(i)
outstanding judgments, orders, injunctions or decrees of any governmental or regulatory body or court or arbitration tribunal against or affecting the business operations of the Investor or its subsidiaries;

(ii)	lawsuits, actions or proceedings pending or threatened against or affecting the Investor or its subsidiaries; or

(iii)	investigations by any governmental or regulatory body which are pending or threatened against the Investor or its subsidiaries;
and which, in each case, has or which could reasonably be expected to have a material adverse effect on the ability of the Investor to perform its obligations under this Agreement and/or any agreement entered into pursuant to the terms of this Agreement;

6.1.6	this Agreement, when executed, will constitute valid and legally binding obligations of the Investor enforceable in accordance with its terms;

6.1.7	in making the decision to subscribe for the Subscription Units, the Investor acknowledges and confirms to each of the Manager and the Underwriters that:

(i)
it has not relied on any investigation that the Manager, the Sponsor or any of their respective affiliates or shareholders (together, the “Relevant Group”), representatives or advisors (including, without limitation, legal advisers, financial advisers, the Underwriters and each of their respective directors, employees, affiliates or representatives) of any member of the Relevant Group and such advisors' respective affiliates, partners, directors, agents, employees, controlling persons and representatives

(together, the “Advisory Group”) as well as any person acting on behalf of any member of the Relevant Group and/or the Advisory Group may have conducted with respect to Prime US REIT, its subsidiaries and their respective assets;

(ii)
it has made its own independent investment decision regarding the Subscription Units based on its own knowledge (including information it may have as a result of the Investor’s own independent investigations or which is publicly available) and it has not received or relied on any advice or recommendation from the Relevant Group, the Advisory Group or any person acting on behalf of Prime US REIT, the Manager and/or the Sponsor;

(iii)
it has conducted its own independent investigation with respect to Prime US REIT, its subsidiaries, their respective assets and the Subscription Units and obtained its own independent advice (legal, tax, accounting or otherwise) to the extent it considers necessary or appropriate or otherwise has satisfied itself concerning, without limitation, the tax, legal, currency and other economic considerations related to the investment in the Subscription Units;

(iv)
the information contained in this Agreement, the draft Prospectus provided to it on a confidential basis and any other materials delivered to it are subject to change at any time and from time to time and, further, notwithstanding that any information concerning the Relevant Group may have been furnished to the Investor by or on behalf of the Relevant Group on or before the date hereof, in making its own independent investment decision regarding the Subscription Units, the Investor has relied and will rely only on information provided in the Final Prospectus to be dated and issued by the Manager on or around the day the Singapore Offer Agreement is signed and not any other information (including any draft or preliminary Prospectus, and any amendments or supplements thereto, whether or not the same is publicly available or lodged with the MAS), and each member of the Relevant Group and the Advisory Group makes no representation and gives no warranty or undertaking as to the accuracy or completeness of any such information not contained in the Final Prospectus (including any matters set out in the draft or preliminary Prospectus or any other materials provided to it) and none of the members of the Relevant Group or the Advisory Group has or will have any liability to the Investor or its affiliates or advisors resulting from their use of such information or for any opinions, errors, omissions made by any of them. For the avoidance of doubt, it shall be the responsibility of the Investor to obtain a copy of the Final Prospectus whether from the Manager or otherwise. Further, the Investor acknowledges and confirms that each member of the Relevant Group (excluding the Manager) and the Advisory Group (including the Underwriters) has no responsibility and undertakes no liability to the Investor, or any of its affiliates for the information contained in the Prospectus, makes no representation, warranty or covenant as to the accuracy or completeness of the Final

Prospectus and nothing in the Prospectus is to be considered or relied on as a promise, representation or covenant by any of the Relevant Group (excluding the Manager) or the Advisory Group (including the Underwriters);

(v)
the Relevant Group and the Advisory Group make no representation and give no warranty or undertaking that the IPO or the Listing will proceed or be completed (within any time period or at all). The Investor further agrees that none of the Relevant Group, or the advisors (including, without limitation, legal advisers, financial advisers or the Underwriters) to the Relevant Group or the Advisory Group, will have any liability whatsoever to the Investor or any person asserting any claims on the Investor’s behalf in connection with the offering and sale of the Subscription Units or in the event the IPO or the Listing does not proceed or is not completed for any reason;

(vi)
its participation in any investment of the Subscription Units has been arranged without the Underwriters’ undertaking any due diligence procedures on its behalf and that it may not rely on any investigation (if any) that may have been conducted or any legal opinion, due diligence reviews or other advice provided with respect to or in connection with the IPO, the Listing, Prime US REIT or the Relevant Group. The Investor also confirms that it has such knowledge and experience in financial and business matters as enables it to evaluate the merits and risks of a decision to participate in an investment of and to hold the Subscription Units and has the ability to bear the economic risk associated with its purchase of, and is able to sustain a complete loss of its investment in, the Subscription Units, and that it will conduct or has conducted its own investigation of any investment in the Subscription Units or Prime US REIT and received all the information it considers necessary and appropriate for deciding whether to purchase the Subscription Units, and none of the members of the Relevant Group and the Advisory Group has made any warranty, representation or recommendation to the Investor as to the merits of the Subscription Units, the purchase or offer thereof, or as to the condition, financial or otherwise, of Prime US REIT, its subsidiaries or their respective assets or as to any other matter relating thereto or in connection therewith;

(vii)
at or around the time of entering into this Agreement or at any time hereafter but before the closing of the IPO, the Manager and the Underwriters have entered into, or may enter into, agreements similar to this Agreement with one or more other investors as part of the IPO;

(viii)	no public market now exists for the Units, and the Manager and Underwriters have made no representation or warranty that a liquid or active market will ever exist for the Units; and

(ix)	the Investor agrees that each member of the Relevant Group and the Advisory Group will have the unconditional right under the Contracts

(Rights of Third Parties) Act to enforce the provisions of and rely on this Clause 6.1.7;

6.1.8	the Investor will not assign or transfer its rights or obligations arising under this Agreement without the prior written agreement of the Manager and the Underwriters;

6.1.9
the Investor will comply with any requirements imposed or which may be imposed by the SGX-ST and/or by applicable laws or regulations in connection with the IPO (including any lock-ups or transfer of Units) and shall comply with any notice in respect of the same from the Manager, the SGX-ST and/or the Underwriters. The Investor has also complied and will comply with all applicable laws and regulations in all jurisdictions relevant to its acquisition of the Subscription Units;

6.1.10
if and to the extent the Investor has received (and may in future receive) information that may constitute non-public information in connection with its investment in (and holding of) the Subscription Units, it will not, and will cause its affiliates, associates, directors, officers, employees, advisers and representatives not to purchase, sell or otherwise trade, directly or indirectly, in the Subscription Units, the Units or any other securities in a manner that could result in any violation of the securities laws of the United States, Singapore or any other applicable jurisdiction relevant to such dealing;

6.1.11
the Investor has obtained all necessary legal, governmental and regulatory consents and any third party consents and approvals required in order to enable it to lawfully enter into, exercise its rights and comply with its obligations under this Agreement, own the Subscription Units and to ensure that such obligations are legally binding and enforceable obligations of the Investor;

6.1.12
this Agreement and the relationship and arrangements between both Parties contemplated by this Agreement may be required to be described in the Prospectus and other marketing materials for the IPO and, specifically, this Agreement may be a material contract required to be filed with regulatory authorities and/or made available for public inspection in connection with the IPO;

6.1.13	the Investor will accept the Subscription Units on and subject to the terms and conditions of the Trust Deed;

6.1.14
other than the subscription of the Subscription Units under this Agreement, the Investor will not, and will procure that no member of the Investor Group will, subscribe and/or purchase any other Units under the IPO, unless such subscription and/or purchase has been disclosed to the Underwriters in writing prior to the IPO Settlement Date in accordance with Clause 6.4;

6.1.15	it is subscribing for the Subscription Units for its own account and not with a view to any distribution thereof; and

6.1.16
the Investor acknowledges that the Units are subject to restrictions on beneficial and constructive ownership and on transfer for the purpose of enabling certain subsidiaries of Prime US REIT to meet the requirements for qualification and taxation as real estate investment trusts under the IRC, all as described in the Trust Deed. Subject to further restrictions and exceptions outlined in the Trust

Deed, unitholders of Prime US REIT and all other persons are prohibited from directly or indirectly owning in excess of 9.8% of the outstanding Units, subject to any increase or waiver pursuant to the terms of the Trust Deed and on the recommendation of the Manager. The Investor has been granted a waiver by the Trustee (on the recommendation of the Manager) allowing it to own up to a 26% interest in Prime US REIT on the basis of the representations provided by the Investor in the ownership limit waiver letter addressed to the Trustee, subject to any increase in the waiver limit pursuant to the terms of the Trust Deed and on the recommendation of the Manager.

6.2	The representations and warranties of the Investor in Clause 6.1 will be deemed to be repeated at all times from the date hereof up to and including the IPO Settlement Date.

6.3
The Investor acknowledges that the Manager and its affiliates and the Underwriters have relied and will rely on the truth and accuracy of the representations, warranties, acknowledgements and agreements set out in this Agreement by the Investor and agrees to notify the Manager and the Underwriters promptly in writing if any of the representations, warranties, acknowledgements and agreements herein cease to be accurate and complete in any material respect.

6.4	The Investor further consents and undertakes to:

6.4.1
The Manager and the Underwriters and their respective affiliates to disclose to the Manager and the Underwriters at least three Business Days prior to the IPO Settlement Date, to the best of the Investor’s knowledge and belief, having taken all reasonable steps and made all reasonable enquiries, the number of Units applied for by any entity in the Investor Group (if any); and

6.4.2
provide such other information which may be required by the Manager and the Underwriters for the purpose of (i) satisfying their disclosure obligations under applicable laws, regulations and the listing rules of the SGX-ST in connection with the IPO or the Listing, and (ii) ensuring their compliance with applicable laws, regulations and the listing rules of the SGX-ST.

7.	The Manager’s Representations and Warranties

7.1
As a condition of the agreement by the Investor to subscribe and pay for the Subscription Units, and in consideration thereof, the Manager hereby represents, warrants and undertakes to the Investor that:

7.1.1	the Manager has been duly organised and is validly existing as a corporation under the laws of Singapore;

7.1.2	the Manager has the legal right and full power and authority to enter into and perform its obligations under this Agreement and all transactions contemplated under this Agreement;

7.1.3
the Manager has obtained all approvals and consents necessary for its entry into and the discharge of its duties and obligations under this Agreement and all transactions contemplated under this Agreement;

7.1.4	the execution and delivery of, and the performance by the Manager of its obligations under, this Agreement and all transactions contemplated under this Agreement:

(i)	will not result in a breach of any provision of its memorandum or articles of association or equivalent constitutive documents;

(ii)	will not violate any order, judgment, award or decree of any court, arbitrator or governmental authority binding on it or its assets;

(iii)	will not contravene any existing law, rule or regulation of any governmental agency or regulatory body which is binding on it or its assets; and

(iv)
will not infringe in any material respect or result in any breach in any material respect of, any of the terms of, or constitute a default in any material respect under, any agreement, instrument or other obligation to which it is a party or is subject;

7.1.5	this Agreement, when executed, will constitute valid and binding obligations of the Manager enforceable in accordance with its terms; and

7.1.6
the Subscription Units, when paid up and issued, will be free from all liens, charges, encumbrances and other third party rights, freely transferable in Singapore and there are no legal restrictions on the voting or transfer or disposal of the Subscription Units under the laws of Singapore, save for the restriction on transfer of the Subscription Units referred to in Clauses 6.1.8, 6.1.9, 6.1.16 and 9.

7.2	The representations and warranties of the Manager in Clause 7.1 will be deemed to be repeated at all times from the date hereof up to and including the IPO Settlement Date.

7.3
The Investor acknowledges and agrees that neither the Manager nor any member of the Advisory Group makes any representations and warranties regarding the matters set out in the Prospectus or any other materials delivered to the Investor, and neither the Manager nor any member of the Advisory Group shall have any liability to the Investor in respect of such matters except in the case of the Manager, due to negligence, fraud, wilful default, misrepresentation or dishonesty, and the Investor acknowledges and agrees that such matters may change at any time and from time to time.

8.	Disclosures

8.1
The Investor irrevocably consents and undertakes (to provide, to the extent possible by law, a description of its organisation and business activities which shall be true and accurate in all respects and does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and such other information and supporting documentation in respect thereof as may be reasonably required by the Manager and the Underwriters which shall be true and accurate in all respects and not misleading for the purpose of satisfying the Manager’s and the Underwriters’ disclosure obligations in connection with the Prospectus under applicable laws, regulations and the listing rules of the SGX-ST, and to the inclusion of such description, the Investor’s name as well as the matters relating to the Investor’s subscription of the Subscription Units in the Prospectus and other marketing materials for the IPO. The Investor agrees it will also provide the foregoing information with respect to its direct and indirect holding companies and any person that is deemed to be interested in such Subscription Units under Section 4 of the Securities and Futures Act, Chapter 289 of Singapore. If the Investor is acquiring the Subscription Units as a fiduciary or agent for one or more accounts, it consents and undertakes to provide the foregoing information with respect to such accounts.

8.2
The Investor further consents and undertakes to the Manager and its respective affiliates as soon as practicable and to the extent legally possible, to provide such information (including information relating to an entity within the Investor’s group of companies applying for the IPO Units, other than the Subscription Units) and supporting documents as may be required by MAS, the SGX-ST and other governmental, public, monetary or regulatory authorities or bodies or securities exchanges, or which otherwise relates to any matter which may be required by the Manager and the Underwriters for the purposes of (i) satisfying their disclosure obligations under applicable laws, regulations and the listing rules of the SGX-ST in connection with the IPO or the Listing and (ii) ensuring their compliance with applicable laws and regulations and the listing rules of the SGX-ST (including without limitation, applicable companies and securities laws and regulations and the US Securities Act) and/or the requests of competent regulatory authorities or bodies (including without limitation, the SGX-ST and MAS).

8.3	The Investor agrees that the Underwriters will have the unconditional right under the Contracts (Rights of Third Parties) Act to enforce the provisions of and rely on this Clause 8.

8.4
Each of the Manager and the Investor acknowledges that the Underwriters and their affiliates will rely upon the truth and accuracy of the acknowledgements, representations and warranties made by it in Clause 7 and Clauses 6, 8 and 9, respectively.

8.5
Without prejudice to the foregoing provisions of this Agreement, the Investor acknowledges and agrees that it will not have any rights to claim against the Underwriters and their affiliates for any breach of representations, warranties and undertakings given by the Manager and that the Underwriters and their affiliates shall not have any liability to the Investor or any person asserting claims on the Investor’s behalf in connection with the IPO and the offering and sale of the Subscription Units.

8.6
The Investor further acknowledges and agrees that this Agreement constitutes a material contract for the purposes of the Prospectus, and accordingly, a copy of this Agreement shall be made available by the Manager for public inspection for a period of six months after the date of the Final Prospectus or such other period as required under the relevant laws and regulations.

9.	US Securities Act Exemption

9.1
The Investor expressly acknowledges and understands that the Subscription Units have not been and will not be registered under the US Securities Act or under any state securities laws of the United States, and that no registration has been or will be undertaken by Prime US REIT under the Investment Company Act. The Investor understands and acknowledges that the Subscription Units are being offered and sold to it pursuant to Section 4(a)(2) under the US Securities Act. The Investor hereby represents, agrees and acknowledges that:

9.1.1	it is authorised to consummate the purchase of the Subscription Units in compliance with all applicable laws and regulations, including those of Singapore;

9.1.2	it is an “accredited investor” as that term is defined in Regulation D promulgated under the US Securities Act;

9.1.3	it was not organised for the purpose of acquiring the Subscription Units;

9.1.4
it has not acquired the Subscription Units as a result of, and will not itself engage in, (i) any “directed selling efforts” (as defined in Regulation S) in the United States in respect of the Subscription Units, which would include any activities undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for the resale of the Subscription Units, or (ii) any form of general solicitation or general advertising (as defined in Rule 502(c) of Regulation D under the US Securities Act);

9.1.5
upon a proposed sale, transfer, assignment, pledge or other disposition of the Subscription Units, the Investor will notify any purchaser of such Subscription Units, the executing broker and any other agent of the transferor involved in selling the securities, as applicable, of the transfer restrictions set out in this Agreement that are applicable to the Subscription Units being sold and will require the broker and such other agent, as applicable, to abide by such restrictions;

9.1.6
it will comply with the securities laws of the United States and other jurisdictions in connection with the disposal of any Subscription Units and it acknowledges the Subscription Units are “restricted securities” under Rule 144 of the US Securities Act and such Subscription Units may only be sold upon subsequent registration under the US Securities Act or an exemption from registration under the US Securities Act;

9.1.7	it is purchasing the Subscription Units for its own account and not with a view to any distribution thereof; and

9.1.8
it acknowledges that the Manager and its affiliates, and the Advisory Group will rely upon the truth and accuracy of the foregoing acknowledgments, representations and agreements set forth in this Agreement, including but not limited to Clause 6, Clause 8 and this Clause 9.1 and in Clauses 9.2 and 9.3 below (as appropriate). and agrees that, if any of such acknowledgments, representations or agreements are no longer accurate, it will promptly notify the Manager and the Underwriters, and if it is acquiring any Subscription Units as a fiduciary or agent for one or more accounts, it represents that it has sole investment discretion with respect to each such account and that it has full power to make the foregoing acknowledgments, representations and agreements on behalf of each such account.

9.2
The Investor understands that none of the Manager or any of the Underwriters has made any representation as to the availability of any exemption under the US Securities Act for any subsequent reoffer, resale, pledge or transfer of the Subscription Units.

9.3	The representations and warranties of the Investor in Clause 9.1 will be deemed to be repeated at all times from the date hereof up to and including the IPO Settlement Date.

10.	General

10.1	Assignability
This Agreement will be binding on and enure to the benefit of the Parties and their respective successors and assigns except that neither Party may, without the prior written consent of the other Party, assign any of their rights or obligations under this Agreement.

10.2	Notices
Any notice or other communication in connection with this Agreement will be in writing in English (a “Notice”) and will be sufficiently given or served if delivered or sent by courier to the following addresses and fax numbers of the Parties or to such other address or fax number as the relevant Party may have notified to the other Party in accordance with this Clause 10.2:

Manager	:	KBS US Prime Property Management Pte. Ltd.
1 Raffles Place, 40-01 One Raffles Place, Singapore 048616
Attention	:	Chief Executive Officer / Chief Financial Officer
Tel Number	:	+1 (949) 417-6517 / +65 9826 3537
Fax Number	:	+65 6491 5251
Investor	:	KBS REIT Properties III LLC
800 Newport Center Drive, Suite 700, Newport Beach, California 92660
Attention	:	Jeff Waldvogel
Tel Number	:	+1 (949) 797-0327
Fax Number	:	+1 (949) 417-6501

Any Notice may be delivered by hand or, sent by fax or registered courier mail. Without prejudice to the foregoing, any Notice will conclusively be deemed to have been received on the next Business Day in the place to which it is sent, if sent by fax, or 96 hours from the time of posting by registered courier, or at the time of delivery, if delivered by hand.

10.3	Waiver

10.3.1
Save in the case of fraud, each Party undertakes to the other Party not to make or pursue any claim against the officers, employees or agents of the other Party in connection with assisting the other Party in giving the warranties and/or entering into this Agreement and the documents entered into pursuant to or in connection with this Agreement.

10.3.2
Either Party may at any time waive in whole or in part and conditionally or unconditionally any of the obligations of the other Party set out in this Agreement. No acquiescence, waiver or other indulgence granted by either Party to the other Party will in any way discharge or relieve that other Party from any of its other obligations under this Agreement. Any waiver of any breach of this Agreement shall be made expressly in writing and shall not be deemed a waiver of any subsequent breach of this Agreement.

10.4	Variation
No variation of this Agreement shall be effective unless in writing and signed by duly authorised representatives of the Parties.

10.5	Time of the Essence
Time shall be of the essence of this Agreement, both as regards the dates and periods mentioned and as regards any dates and periods which may be substituted for them in accordance with this Agreement or by agreement in writing and signed by and on behalf of each Party.

10.6	Rights and Remedies
No remedy conferred to a Party, the Underwriters or any member of the Advisory Group is intended to be exclusive of any other remedy which is otherwise available at law, in equity, by statute or otherwise, and each and every other remedy will be cumulative and will be in addition to every other remedy given under this Agreement or now or hereafter existing at law, in equity, by statute or otherwise.
The failure by a Party, any of the Underwriters or any member of the Relevant Group or the Advisory Group to exercise or any delay in exercising a right or remedy under this Agreement, shall not constitute a waiver thereof or a waiver of any other right or remedy. The election of any single or partial exercise of any one or more of such rights or remedies by a Party, any of the Underwriters or any member of the Relevant Group or the Advisory Group (as available) will not constitute a waiver by such Party, such Underwriter or such member of the Relevant Group or the Advisory Group of the right to pursue any other available rights or remedies. The Investor and the Manager agree that the Underwriters and each member of the Relevant Group and the Advisory Group shall have the unconditional right under the Contracts (Rights of Third Parties) Act to enforce the provisions of and rely on this Clause 10.6.

10.7	Contracts (Rights of Third Parties) Act
Save in respect of Clauses 2, 4.1, 5, 6, 7, 8, 9, 10.6, 10.7, 10.9 and 10.15 of this Agreement which may be enforced by the Underwriters and/or the members of the Advisory Group and Clause 6.1.7(v) which may be enforced by a member of the Relevant Group, a person who is not a party to this Agreement (other than the Trustee, the Underwriters or such members of the Relevant Group or the Advisory Group, as the case may be) has no right under the Contracts (Rights of Third Parties) Act to enforce any term of this Agreement.

10.8	Severability
If any term in this Agreement will be held to be illegal, invalid or unenforceable, in whole or in part, under any applicable law, such term or part will to that extent be deemed not to form part of this Agreement but the legality, validity and enforceability of the remainder of this Agreement will not be affected.

10.9	Entire Agreement
This Agreement and the Set-Off Agreement constitute the entire agreement between the Parties as to the issue and subscription for the Subscription Units to the exclusion of all prior representations, understandings and agreements between the Parties. No amendments, variation or modification of the terms of this Agreement shall be effective unless in writing and signed by or on behalf of each of the Parties provided that Clauses 2, 4.1, 5, 6, 7, 8, 9, 10.6, 10.7, 10.9 and 10.15 may not be varied, amended or modified without the prior written consent of the Underwriters. The Investor and the Manager agree that the Underwriters shall have the unconditional right under the Contracts (Rights of Third Parties) Act to enforce the provisions of and rely on this Clause 10.9. The Manager and the Investor may not terminate this Agreement without prior consultation with the Underwriters.

10.10	Governing Law and Jurisdiction
This Agreement will be governed by, and construed in accordance with, the laws of Singapore, and each Party irrevocably submits to the non-exclusive jurisdiction of the courts of Singapore.

10.11	Appointment of Process Agent

10.11.1
The Investor has appointed or will appoint an agent to accept service of process in Singapore in any legal action or proceedings arising out of this Agreement, service upon whom will be deemed completed whether or not forwarded to or received by the Investor. The Investor will inform the Manager (or its representatives) of the name and address of the appointed process agent within two days of the date of this Agreement.

10.11.2
The Investor will inform the Manager, in writing, of any change in the address of the process agent of the Investor within 28 days and such change in address will not be effective until such notice is received or deemed to be received by the Manager pursuant to Clause 10.2.

10.11.3
Such service will be deemed to be completed on delivery to the process agent (whether or not it is forwarded to and received by the Investor). If such process agent ceases to be able to act as such or to have an address in Singapore, the Investor irrevocably agrees to immediately appoint a new process agent in Singapore acceptable to the Manager and to deliver to the Manager within 14 days a copy of a written acceptance of appointment by the process agent.

10.11.4
Nothing in this Agreement will affect the right to serve process in any other manner permitted by law or the right to bring proceedings in any other jurisdiction for the purposes of the enforcement or execution of any judgment or other settlement in any other courts.

10.12	Counterparts
This Agreement may be executed in any number of counterparts, each of which, when executed and delivered (whether in original or fax copy), will be an original, but all the counterparts together will constitute one and the same document.

10.13	Further Assurance
Each Party undertakes with the other Party that it will execute such documents and do such acts and things as the other Party may reasonably require for the purpose of giving to such Party the full benefit of the terms of this Agreement.

10.14	Costs and Expenses
Each Party will bear its own legal, professional and other costs and expenses incurred by it in connection with the negotiation, preparation or completion of this Agreement.

10.15	Interest
If the Investor defaults in the payment when due of any sum payable under this Agreement (howsoever determined), the liability of the Investor will be increased to include the interest accrued on such sum from and including the date when such payment is due to but excluding the date of actual payment at a rate per annum of 5.0% above SIBOR from time to time. Such interest will accrue from day to day. The Investor agrees that the Underwriters shall have the unconditional right under the Contracts (Rights of Third Parties) Act to enforce the provisions of and rely on this Clause 10.15.

10.16	United States Tax Documentation

10.16.1	Investors that are not “United States persons” are required to provide information for withholding tax purposes on an applicable Internal Revenue Service Form W- 8, which forms include:

(a)	Form W-8BEN (Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding),

(b)	Form W-8BEN-E (Certificate of Entities Status of Beneficial Owner for United States Tax Withholding and Reporting (Entities)),

(c)	Form W-8IMY (Certificate of Foreign Intermediary, Foreign Flow-Through Entity, or Certain U.S. Branches for United States Tax Withholding),

(d)	Form W-8EXP (Certificate of Foreign Government or Other Foreign Organization for United States Tax Withholding), and

(e)	Form W-8ECI (Certificate of Foreign Person’s Claim That Income Is Effectively Connected With the Conduct of a Trade or Business in the United States).
Investors that are “United States persons” are required to provide Internal Revenue Service Form W-9.
The relevant forms and instructions may be found on the United States Internal Revenue Service website at http://www.irs.gov.

Each Investor should review the instructions to the Forms W-8 or Form W-9, as the case may be, to determine which form is applicable. If an Investor provides a Form W-8IMY as a nonqualified intermediary, it should include withholding certificates and other documentation from each beneficial owner (and if such Investor is acting on behalf of another nonqualified intermediary or on behalf of a non-United States partnership or non-United States trust that is not a withholding foreign partnership or a withholding foreign trust, such Investor should attach to its Form W-8IMY the Form W-8IMY of the other nonqualified intermediary, non- United States partnership, or non-United States trust, as applicable, together with the withholding certificates and other documentation attached to that Form W- 8IMY), all as described in the instructions to the Form W-8IMY.
The completed forms should be returned as instructed by the Manager, with such instructions to generally occur prior to a distribution payment. The Investor acknowledges that failure to provide the form referred in this Clause 10.16 prior to a distribution payment date will result in U.S. federal income tax withholding. Do not send the forms to the Internal Revenue Service.
For the purposes of this Section 11.16, each Investor is urged to consult their own tax adviser to determine their status as a “United States person.”

10.16.2
Investors that are not “United States persons” are also required to establish their eligibility for the United States portfolio interest exemption by providing a U.S. Tax Compliance Certificate, as set out in Appendix I of the Prospectus, which requires each Investor to make certain representations with respect to (i) sole beneficial of the Units; (ii) the Investor is not a bank within the meaning of Section 881(c)(3)(A) of the IRC; (iii) the Investor is not a 10% shareholder of an Issuer within the meaning of Section 871(h)(3)(B) of the IRC; and (iv) it is not a controlled foreign corporation related to the Issuer as described in Section 881(c)(3)(C) of the IRC.

In witness whereof this Agreement has been entered into on the date stated at the beginning.

The Manager

We hereby confirm our agreement to the foregoing.

SIGNED by Sandip Talukdar
/s/ Sandip Talukdar
for and on behalf of

KBS US PRIME PROPERTY MANAGEMENT PTE. LTD.
(as manager of Prime US REIT)

Project Endeavour – Investor Subscription Agreement (KBS)

The Investor
SIGNED by
for and on behalf of

By:	KBS REIT PROPERTIES III, LLC,
a Delaware limited liability company

By:	KBS LIMITED PARTNERSHIP III,
a Delaware limited partnership,
its sole member

By:	KBS REAL ESTATE INVESTMENT TRUST III, INC.,
a Maryland corporation,
its general partner

By:	/s/ Charles J. Schreiber, Jr.
Charles J. Schreiber, Jr.,
Chief Executive Officer

In the presence of:
/s/ Deborah Montgomery

Name:	Deborah Montgomery

Address:	61 Exeter
Irvine, CA 92612

Project Endeavour – Investor Subscription Agreement (KBS)